http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces Second Quarter 2006 Financial Results

2005 Cost Reduction Program Combined with Growing Revenues Leads to Profitability

Baltimore, Maryland, August 14, 2006 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended June 30, 2006 was $6.6 million, an 18% increase from the revenue reported for the three months ended March 31, 2006 of $5.6 million and approximately unchanged from the revenue reported for the three months ended June 30, 2005 of $6.7 million.

GSE reported operating income of $439,000 for the second quarter of 2006 as compared to an operating loss of $(374,000) in the second quarter of 2005. Net income for the June 30, 2006 quarter was $124,000 as compared to a net loss of $(556,000) for the June 30, 2005 quarter. Net income attributed to common shareholders (arrived at by deducting the preferred stock dividends from net income) was $38,000 in the second quarter 2006 or $0.0 per share on both a basic and diluted basis versus a net loss of $(556,000) or $(0.6) per share on both a basic and diluted basis for the second quarter of 2005.

GSE’s backlog as of June 30, 2006 was approximately $28.5 million. This compares to a backlog of $29.7 million at March 31, 2006 and $12.3 million at December 31, 2005. Backlog is defined as the remaining value of signed contracts or authorization letters to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since the end of the second quarter. All contracts are subject to possible delays, cancellations, or scope changes which could increase or decrease the contract value.

Significant achievements since March 31, 2006 include:

-	The Company continued to win major contracts in the Nuclear Power, Conventional Power and Oil Production business areas, maintaining a near record high backlog.

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In the nuclear market, the Company signed a contract to simulate the plant computer system at the South Ukraine nuclear power plant and successfully completed the Site Acceptance Testing for recently delivered simulation models for the nuclear Pebble Bed Modular Reactor (PBMR) simulator for PBMR Ltd in South Africa.

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Strategic Agreements were signed with the Georgia Institute of Technology to advance the Company’s simulation technology and with SAIC to add RELAP thermal hydraulic capability to the Company’s simulation toolset.

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The Company continued to fulfill its obligations under its $15 million contract with the Emirates Simulation Academy LLC to provide five real-time, high fidelity simulators and related training curriculum.

-	The Company returned to profitability and generated $176,000 in cash from operating activities during the second quarter 2006.

John V. Moran, GSE’s Chief Executive Officer said, “I am again pleased to report another quarter of improving results. We have grown revenue over the preceding quarter, maintained a strong backlog, and held quarter to quarter costs steady as we expected. This has resulted in both increased operating profit and net income. Based on the strength of our current backlog and a robust and expanding pipeline of opportunities with both existing and potential new customers, we expect these positive trends to continue as we progress through the coming quarters.”

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GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 265 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia, Atlanta, Georgia, Sweden, and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

AT THE COMPANY   INVESTOR RELATIONS CONTACT
John V. Moran    Feagans Consulting Inc.
Chief Executive Officer   Neal Feagans
Phone: 410-277-3741   Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Contract revenue	$6,556	$6,717	$12,140	$13,010
Cost of revenue	4,700	5,077	8,833	10,315

Gross profit	1,856	1,640	3,307	2,695

Operating expenses	1,417	2,014	2,656	4,092

Operating income (loss)	439	(374)	651	(1,397)

Loss on extinguishment of debt	-	-	(1,428)	-
Other income (expense), net	(287)	(157)	(393)	(225)

Income (loss) from continuing operations before
provision (benefit) for income taxes	152	(531)	(1,170)	(1,622)

Provision (benefit) for income taxes	28	25	28	(24)

Net income (loss)	124	(556)	(1,198)	(1,598)

Preferred stock dividends	(86)	-	(115)	-

Net income (loss) attributed to common shareholders	$38	$(556)	$(1,313)	$(1,598)

Basic loss per common share:	$0.0	$(0.06)	$(0.14)	$(0.18)
Diluted loss per common share	$0.0	$(0.06)	$(0.14)	$(0.18)

Weighted average shares outstanding - Basic	9,387,372	8,999,706	9,245,390	8,998,049
Weighted average shares outstanding - Diluted	11,130,672	8,999,706	9,245,390	8,998,049

Selected balance sheet data
(unaudited)
	June 30, 2006	December 31, 2005

Cash and cash equivalents	$ 978	$ 1,321
Current assets	10,119	8,593
Total assets	16,429	11,982

Current liabilities	$ 11,132	$ 9,518
Long-term liabilities	61	1,567
Stockholders' equity	5,236	897